AMENDMENT TO THE BELLSOUTH RETIREMENT SAVINGS PLAN

     This Amendment is made to the BellSouth Retirement
Savings Plan (the "Plan"), which was amended and restated effective as of July 1, 1996. The BellSouth Savings Plan
Committee, under authority delegated by the Nominating and Compensation Committee to approve amendments to the Plan, hereby amends the Plan as follows:




                             1.

    By replacing paragraph 7.6 thereof with the following new paragraph:

     "7.6 General Investment Fund Transition Rule. The Committee or its designee may establish Plan Rules applicable to any change in investment funds under the Trust Agreement. In the event any investment fund is eliminated, unless otherwise specifically provided by the Committee in a Plan Rule for this purpose, all amounts remaining in such fund on the date it is eliminated as an investment fund shall be reinvested in the Interest Income Fund established under the Trust Agreement and all amounts subject to a current Participant election under this Section 7 to invest in that eliminated investment fund shall be invested in the Interest Income Fund."


                             2.

     By amending Section 10 thereof by (i) adding the words "who is an Employee of a Participating Company and" between the words "Employee" and "who" in the third line of paragraph 1 thereof; (ii) changing the words "who is" to "while" in the first line of subparagraph 1.c. thereof; and
(iii) changing the clause between the words "loan" and "shall" in the first line of subparagraph 1.e. thereof to read ", subject to such other Plan Rules as the Committee or its designee shall establish,".

                             3.

      By replacing the first sentence of paragraph 9.2 thereof with the following two sentences:
    "A Participating Employee (including a Participating Employee who is a former Employee) may make a withdrawal by giving notice to the Committee's designated representative in the manner prescribed in the Plan Rules. A withdrawal under this Section 9.2 can be made not more than once in any consecutive six-calendar month period in the case of a Participating Employee who is an Employee and not more than once in any consecutive three-calendar month period in the case of a Participating Employee who is a former Employee."





     Amendments 1 and 2 shall be effective as of the date below, and amendment 3 shall be effective as of January 1, 1998.





APPROVED this 24th day of June, 1997.
BELLSOUTH SAVINGS PLAN COMMITTEE




/s/ Arlen G. Yokley
BY:  Arlen G. Yokley
Senior Vice President - Executive Staff
Officer and Corporate Secretary